EXHIBIT 10.24

ASSET PURCHASE AGREEMENT

AGREEMENT made as of the 13 day of October, 2000, by and between WPI Instruments, Inc., a New Hampshire business corporation located at 850 Perimeter Road, Manchester, New Hampshire 03103 ("WPI Instruments"), WPI Magnetec, Inc., a New Hampshire business corporation located at 850 Perimeter Road, Manchester, New Hampshire 03103 ("WPI Magnetec"), and Crompton Modutec (Barbados) Limited a Barbados corporation with a principal place of business at Newton Industrial Park, Christ Church, Barbados (the "Barbados Subsidiary") (WPI Instruments, WPI Magnetec and the Barbados Subsidiary are collectively referred to herein as "Sellers"), and Jewell Instruments, LLC, a Delaware limited liability company located at 850 Perimeter Road, Manchester, New Hampshire 03103 ("Buyer").

WHEREAS, Sellers are engaged in the business of manufacturing and distributing, inter alia, panel meters, avionics components, inertial sensors and precision solenoids (hereinafter the "Business") presently conducted at the real properties located at 850 Perimeter Road, Manchester, New Hampshire, 114 Allard Drive, Manchester, New Hampshire, and at Newton Industrial Estate, Christ Church, Barbados; and

WHEREAS, Sellers desire to sell and Buyer desires to acquire the Business and substantially all of its assets, together with the liabilities thereof, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Assets to be Acquired. On the date hereof (the "Closing"), Sellers have sold, transferred and delivered to Buyer, free and clear of any liens or other encumbrances (except Permitted Encumbrances, as hereafter defined in Section 1.3), Sellers' Business and all the assets, inventories and properties of Sellers, tangible and intangible, and all of Sellers' goodwill and the exclusive right to the use of the name of each Seller as all or part of a trade or corporate name, but excluding each Seller's corporate entity and its minute and stock record books, related corporate records, tax returns, and the assets identified in Section 1.2. The foregoing assets and properties are hereinafter referred to collectively as the "Acquired Assets." The Acquired Assets shall consist of (i) those assets reflected on each Seller's fixed asset and equipment listing, a copy of each such listing being attached as Exhibit A hereto, together with (ii) such other assets of Sellers relating exclusively to the Business not reflected on said asset and equipment listing and not otherwise herein excluded. Subject to the foregoing, the Acquired Assets shall include, but not be limited to, the following assets owned by Sellers on the date of Closing (the "Closing Date"):

A. All inventory, including work in progress and spare parts ("Inventory");

B. All furniture, fixtures, and equipment;

C. All real estate leases, supplier contracts, vendor contracts, customer contracts, purchase orders, and other commitments and agreements related to the Business (collectively, "Contracts");

D. All rights to the trade names (including a license to use the name "WPI Magnetec"), trademarks, domain names, patents and other intellectual property rights (including any trade secrets or other confidential information) used exclusively in the Business (including but not limited to the intellectual property set forth on Schedule 2.10 hereof);

E. All rights to promotional materials; and

F. All customer lists and other business records, and all transferable licenses, permits, restrictive covenants, contract rights, claims and other rights related to the Business.

Failure to specify any of the Acquired Assets in the foregoing subsections shall not affect or impair Sellers' obligation to convey, or Buyer's right to acquire, the same hereunder.

1.2 Items Not Included in Assets to be Acquired. The Acquired Assets shall not include cash on hand and notes receivable of Sellers.

1.3 Assumption of Liabilities by Buyer. The Buyer expressly agrees to assume and agrees to discharge in the ordinary course of business the liabilities, obligations and expenses relating to the Business which are set forth on Schedule 1.3 attached hereto, including but not limited to all warranty obligations and all obligations under the Contracts (collectively, the "Permitted Encumbrances"). The Acquired Assets shall not include, and the Buyer shall not be deemed to have assumed, the following liabilities:

(i) Liabilities incurred by Sellers in connection with the operation of the Business prior to the Closing (including inter-company loans), except as expressly set forth in Schedule 1.3(i) attached hereto;

(ii) Liabilities incurred by Sellers in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel and accountant's fees;

(iii) Taxes incurred by the Sellers, whether due prior to or subsequent to the Closing, and whether or not arising in the ordinary course of the Sellers' Business; and

(iv) Liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third party claims) arising prior to the Closing.

The assumption of the liabilities relating to the Permitted Encumbrances by the Buyer hereunder shall not enlarge any rights of third parties under Contracts with the Sellers, and nothing contained herein shall prevent the Buyer from contesting in good faith any third party liabilities relating to the Permitted Encumbrances.

1.4 Purchase Price and Payment.

(a) The purchase price paid by the Buyer hereunder shall be $9,635,916 (the "Base Purchase Price"), adjusted in accordance with the provisions of Subsections 1.4(c) and (d) below (as so adjusted, the "Final Purchase Price").

(b) At the Closing, Buyer will deliver to the Sellers a Promissory Note in the principal face amount of One Million Dollars ($1,000,000), to be in the form attached hereto as Exhibit B (the "Note"). Payments under the Note shall be based on a six (6) year amortization schedule commencing on the first day of the fourteenth (14th) month after the date thereof. During the first thirteen (13) months of the term of the Note, no payments shall be made under the Note and interest shall accrue on the unpaid balance at the annual rate of twelve (12%) percent. In the thirteenth (13th) month of such term, Sellers shall be entitled to a lump sum payment of all the interest then accrued. From and after the thirteenth (13th) month until the final payment is made on the Maturity Date (as defined in the Note), interest shall accrue at a yearly rate of nine percent (9%). In addition, regular payments of principal and interest under the Note will commence in the fourteenth (14th) month and shall be made monthly thereafter with a final balloon payment due on the Maturity Date which shall be the fourth anniversary date of the Note. The Note shall be secured by a lien on the Acquired Assets and Buyer hereby grants a security interest in and to the Acquired Assets to Sellers, subject and subordinate to a first lien on the Acquired Assets granted by Buyer to its senior institutional lender.

(c) The Base Purchase Price shall be adjusted on a dollar-for-dollar basis to reflect any change in the value of certain assets of the Sellers as of the Closing Date as set forth below:

(i) To the extent that accounts receivable net of bad debt reserves are greater than or less than $3,287,519 (the bad debt reserves as of the Closing Date will be $62,500);

(ii) To the extent that prepaid assets of the Sellers are greater than or less than $94,408; and

(iii) To the extent that deposits of Sellers are greater than or less than $75,300.

(d) The Base Purchase Price shall be reduced in an amount equal to the value on the Closing Date of:

(i) All trade payables of the Sellers assumed by the Buyer at the Closing;

(ii) Deferred rent expenses, equipment loans, and capital leases reflected on the balance sheet of the Sellers;

(iii) Any amounts accrued prior to the Closing Date in respect of utilities, wages (and other similar obligations of the Sellers, to the extent assumed and not otherwise paid at the Closing by Buyer) and rent, and any other operating expenses of the Sellers, including those items described in Schedule 1.4(d) hereto ("Accrued Expenses"), to the extent that such items are not paid with funds provided by Sellers; provided, however, that no reduction shall be made for Accrued Expenses which relate to the operation of the Business after the Closing.

1.5 Post-Closing Adjustments.

(a) The Buyer shall have one hundred and twenty (120) days after the Closing Date (the "Adjustment Period") to make any claims for adjustments to the Final Purchase Price based upon the final determination of the adjustments set forth in Subsections 1.4(c) and (d) above. Buyer shall deliver to Sellers, prior to the termination of the Adjustment Period, an accounting by Buyer for all items except Inventory ("Adjustment Items") set forth in said Subsections at the Closing (the AAccounting@). Seller shall have thirty (30) days from the date of receipt of the Accounting to contest any of the amounts set forth therein. If the parties are unable to agree on the Accounting by the end of this thirty (30) day period, a neutral accountant shall be selected by the parties, whose determination shall be binding upon Buyer and Sellers. Failure of Buyer to deliver the Accounting to Seller prior to the end of the Adjustment Period, or to include within such Accounting any Adjustment Items, shall constitute final acceptance by Buyer of all adjustments made at Closing.

(b) Buyer and Sellers agree that the value of the Inventory as of the Closing is $5,500,000, and that such value shall not be adjusted post-Closing.

(c) If during the Adjustment Period, Buyer has any claims against Sellers arising under this Agreement or any ancillary document, Buyer shall first satisfy such claims by setoff against the Note following notice to Sellers of the amount and basis for such claim (a "Claim Notice"). If the Buyer shall not within thirty (30) days after forwarding a Claim Notice to Sellers, receive a written objection (a "Claim Objection") to such Claim Notice signed by all Sellers or their legal representatives, the Buyer shall reduce the outstanding principal amount of the Note by an amount equal to the claim amount contained in such Claim Notice. The interest accrual shall be reduced accordingly from and after the date of the Claim Notice. If the Sellers shall timely serve the Buyer with a Claim Objection, Buyer shall hold the claim amount in abeyance pending resolution (whether before or after expiration of the Adjustment Period) of such claim, whether by written agreement of the parties or by a final judgment of a court of competent jurisdiction, and the accrual of interest and payments due and owing under the Note shall continue as if no Claim Notice was filed. If the resolution results in the upholding in whole or in part the Buyer's Claim Notice then the interest accruals and the monthly payments due under the Note shall be adjusted accordingly and any resulting credits due the Buyer for over accrual of interest or excess payments of principal shall be taken dollar for dollar against the next monthly installments due under the Note.

1.6 [Reserved.]

1.7 Note Adjustments. Payments due under the Note shall be reduced, on a dollar for dollar basis, to take into account any of the following:

(a) Any adjustment to the Final Purchase Price required by Section 1.5 above; and

(b) Any amount due to the Buyer under Section 7.1, Indemnification by Sellers.

1.8 Time and Place of Closing. The Closing shall be deemed to be held on the date first above written, and shall be held at the office of counsel for the Buyer (Sherin and Lodgen LLP, 100 Summer Street, Boston, MA 02110) or at such other place as may be fixed by mutual agreement of Buyer and Sellers. Upon Closing, the risk of loss shall be deemed to pass to the Buyer, and the Buyer shall have rights to all income and profits earned after said date.

1.9 Transfer of Acquired Assets. At the Closing, Sellers shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer which ratify and confirm the transfer to Buyer made herein of title to all the Acquired Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer good and marketable title to all the Acquired Assets free and clear of all liens, restrictions and encumbrances except for the Permitted Encumbrances.

1.10 Assignment of Permitted Encumbrances. At the Closing, Sellers shall assign to Buyer, and Buyer shall ratify and confirm its assumption of the Permitted Encumbrances. Where necessary, the consent of the party holding any such lien or encumbrance shall be provided in writing in a form satisfactory to Buyer's counsel at the Closing.

1.11 Delivery of Records and Contracts. At the Closing, Sellers shall deliver or cause to be delivered to Buyer all of Sellers' Contracts (including without limitation non- competition agreements), with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. At the Closing, Sellers will deliver to Buyer Sellers' Business records, books and other data relating to the assets and operations of the Business (except corporate records and other property of Sellers excluded under Section 1.1), and Sellers shall take all requisite steps to put Buyer in actual possession and operating control of the assets and Business of Sellers. Thereafter, Buyer shall afford to Sellers and their accountants and attorneys reasonable access to the books and records of Sellers delivered to Buyer under this Section and shall permit Sellers, at Sellers' expense, to make extracts and copies therefrom, for the purposes of (i) preparing such tax returns of Sellers or Sellers' stockholders as may be required after the Closing, (ii) preparing financial statements of Sellers, and (iii) responding to any government or administrative inquiries, investigations or audits of Sellers or Sellers' stockholders. Buyer shall retain the books and records of Sellers delivered to Buyer under this Section for a period of three (3) years after the Closing.

1.12 Further Assurances. Sellers from time to time after the Closing at the request of Buyer and without further consideration, shall execute and deliver such further instruments of transfer and assignment and shall take such other action as Buyer may reasonably request to more effectively transfer and assign to, and vest in, Buyer each of the Acquired Assets. Sellers shall cooperate with Buyer to permit Buyer to enjoy Sellers' rating and benefits under the workers compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Sellers as otherwise set forth in this Agreement.

1.13 Allocation of Purchase Price. The allocation of the Base Purchase Price shall be as follows:

	Instruments	Magnetec	Barbados	Combined
Inventory	$ 4,408,902.00	$ 307,746.00	$ 783,352.00	$ 5,500,000.00
Accounts Receivable	$ 3,175,190.00	$ 112,329.00		$ 3,287,519.00
Equipment	---	---	---
Fixed Assets	$ 506,748.00	$ 85,993.00	$ 85,948.00	$ 678,689.00
Intellectual Property	---	---	---
Deposits and other Prepaid Items	$	---	$	$ 169,708.00
Total	$ 7,551,183.00	$ 506,068.00	$ 887,389.00	$ 9,635,916.00

To the extent permitted by law, Sellers and Buyer hereby covenant and agree that they will not take any position on any income tax return or before any governmental agency charged with the collection of any tax, or in any judicial proceeding relating hereto, that is in any way inconsistent with the allocations agreed upon pursuant to this Section. Buyer and Sellers also each agree to file I.R.S. Form 8594 consistently with the foregoing.

1.14 Sales and Transfer Taxes. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by the party obligated by law to pay such taxes, fees or duties.

1.15 Financial Statements. Until the Note is paid in full, Buyer shall deliver to Sellers the same financial information within the same time period required by Buyer's senior secured lender, such documents to include: (i) annual audited consolidated and consolidating financial statements; (ii) quarterly interim consolidated and consolidating financial statements; (iii) monthly accounts receivable aging reports; (iv) monthly inventory reports; and (v) copies of such other documents as the Sellers may reasonably request from time to time.

2. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant as follows:

2.1 Organization and Qualification of Seller. WPI Instruments and WPI Magnetec are each corporations duly organized, validly existing, and in good standing under the laws of the State of New Hampshire and with full power and authority to own or lease its assets and to conduct its business in the places where such business is currently conducted. Neither WPI Instruments nor WPI Magnetec is required to be licensed or qualified to conduct its business in any other jurisdiction. The Barbados Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Barbados and with full power and authority to own or lease its assets and to conduct its business in the places where such business is currently conducted. The Barbados Subsidiary is not required to be licensed or qualified to conduct its business in any other jurisdiction.

2.2 Subsidiaries; Equity Ownership. Other than as set forth on Schedule 2.2 hereof, Sellers have no subsidiaries, nor do they own any securities issued by any other business organization or governmental authority except U.S. Government Securities, bank certificates of deposit and money market accounts acquired as short term investments in the ordinary course of its business. Sellers do not own or have any direct or indirect interest in or control over any corporation, partnership, joint ventures or entity of any kind, except as set forth in Schedule 2.2.

2.3 Authorized Stock. The authorized, issued, and outstanding shares of capital stock of each Seller are as set forth on the Secretaries' Certificates attached hereto as Schedule 2.3. The current officers and directors of each Seller are also set forth on Schedule 2.3. The shares of each Seller's stock are validly authorized and issued, fully paid and nonassessable and free and clear of all liens, claims, and encumbrances of every kind and nature. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of Sellers' capital stock to which Sellers or any of the stockholders are a party.

2.4 Corporate Records. Certified copies of each Seller's Articles of Incorporation, Bylaws, and minutes have been delivered to Buyer and the stock book of each Seller has been made available to Buyer and Buyer has had an opportunity to review such documents.

2.5 Authority of Sellers. Each Seller has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Sellers pursuant to this Agreement (collectively, "Sellers' Ancillary Documents"), and to carry out the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement and Sellers' Ancillary Documents have been duly authorized by all necessary action of each Seller and its directors and stockholders, and no other action on the part of any Seller or its stockholders is required in connection therewith. This Agreement and each of Sellers' Ancillary Documents constitute, or when executed and delivered will constitute, valid and binding obligations of the Sellers enforceable in accordance with their terms, subject to laws of general application affecting creditor's rights. The execution, delivery and performance by Sellers of this Agreement and each of Sellers' Ancillary Documents:

(i) does not and will not violate any provision of the Articles of Incorporation, Bylaws or other charter documents of any Seller;

(ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Sellers, or require Sellers to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

(iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any Seller is a party or by which the property of any Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charges or encumbrance on any of the Acquired Assets, except as specifically identified on Schedule 2.5.

2.6 Leased Real Property. All of the real property leased by Sellers as tenants or lessees is identified on Schedule 2.6 (collectively referred to herein as the "Leased Real Property"). Sellers hereby make the following representations and warranties with respect to the Leased Real Property:

(a) The copies of the leases of the Leased Real Property (collectively, the "Leases") delivered by Sellers to Buyer and the information with respect to each of the Leases set forth in Schedule 2.6 are complete, accurate, true and correct as of the date hereof. Except as set forth in Schedule 2.6:

(i) each of the Leases is in full force and effect and has not been modified, amended or altered, in writing or otherwise;

(ii) to the knowledge of Sellers, all obligations of the landlords or lessors under the Leases which have accrued have been performed, no landlord or lessor is in default under any Lease, and no fact or circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by landlord;

(iii) to the knowledge of Sellers, all obligations of the tenants or lessees under the Leases which have accrued have been performed, Sellers are not in default under any Lease, and no fact or circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by any Seller; and

(iv) Sellers have obtained the consent of each landlord or lessor under any Lease where consent is required to transfer the Leased Real Property to Buyer, and upon obtaining such consent, no such transfer will of itself give any landlord or lessor under any Lease any right or remedy to which it would not otherwise be entitled under said Lease, including, without limitation, any right to declare a default thereunder.

(b) Sellers hold good, clear, marketable, valid and enforceable leasehold interests in the Leased Real Property pursuant to the Leases, subject only to the right of reversion of the landlord or lessor under the Leases.

(c) Except as set forth on Schedule 2.6, to the knowledge of Sellers, there are no material defects in the physical condition of any improvement constituting a part of the Leased Real Property.

(d) To the knowledge of Sellers, Sellers have received no notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected, and to the knowledge of Sellers no such violation now exists which would have an adverse effect on the operation or value of any of the Leased Real Property.

2.7 Financial Statements.

(a) Each Seller has delivered to Buyer its financial statements for its fiscal years ending 1998 and 1999, copies of which are attached as Schedule 2.7 hereto. Said financial statements are true and complete, have been prepared in accordance with generally accepted accounting principles consistently applied during the periods covered thereby, and as of the dates thereof present a true and complete statement of Sellers' financial condition, assets and liabilities and results of operations.

(b) To the knowledge of Sellers, since the entry date of the last financial statements delivered to Buyer, there has not been (i) any change in each Sellers' financial condition, assets and liabilities, or Business, other than changes in the ordinary course of business which are not individually or in the aggregate materially adverse, (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any Seller's properties or Business, or (iii) any other event or condition of any character which materially and adversely affects any Seller's Business or prospects.

(c) Except as set forth on Schedule 2.7, all of Sellers' tax returns (federal, state, local and other) which are required to have been filed have been accurately prepared and timely filed and the amounts due thereon have been paid, all according to law, and there is no reason to believe that there will be any increase in tax liability shown on said returns, nor any interest or penalties related thereto.

2.8 Title to Acquired Assets. The Sellers have good and marketable title to all the Acquired Assets (except as since sold or otherwise disposed of for full value and in the ordinary course of business), none of which are subject to security interests, mortgages, pledges, liens or other encumbrances, except the Permitted Encumbrances and those liens which shall be discharged contemporaneously with the Closing Date.

2.9 Condition of Equipment, Furniture and Fixtures. Buyer acknowledges that Sellers have given Buyer ample opportunity to inspect the equipment, furniture and fixtures of Sellers being purchased hereunder by Buyer and that Buyer has conducted such inspections to the extent desired. Buyer acknowledges and agrees that, except as expressly warranted or represented herein, the Acquired Assets are being purchased "as is" and "with all faults."

2.10 Intellectual Property. To the knowledge of Sellers, Sellers have the exclusive ownership of, or exclusive right to use, all patents, copyrights, trade secrets, trademarks, or other proprietary rights (including domain names) (collectively "Intellectual Property") used in the Business as presently conducted, including but not limited to those set forth on Schedule 2.10 hereof and a license to use the name "WPI Magnetec" from TransAct Technologies Incorporated, a Connecticut corporation (successor by merger to Magnetec Corporation). There are no claims or demands of any other person pertaining to the Intellectual Property and no proceedings are pending or, to the knowledge of Sellers, threatened which challenge, or would challenge, the rights of Sellers in respect thereof. Sellers have the right to use all customer lists, designs, processes, computer software, systems, or other information required for or incident to the Business as presently conducted.

2.11 Contracts. Attached as Schedule 2.11 is a list of all presently existing Contracts having a contract price equal to or exceeding $50,000, to which any Seller is a party or by which it is bound and which Buyer will be assuming. All such instruments are valid and enforceable in accordance with their terms and, to the knowledge of Sellers, Sellers have complied with all the provisions of such Contracts and are not in default thereunder, and Sellers are not aware of any defaults by the other parties thereto. Sellers have furnished to Buyer, and Buyer acknowledges receipt of, complete copies of such documents, and except as set forth on Schedule 2.11, Sellers have obtained any required consents of the other parties to such Contracts to the transfer thereof to Buyer hereunder, including but not limited to a novation of any government contracts. Sellers have provided to Buyer, and Buyer acknowledges receipt of, a list of customer purchase orders to be filled after the Closing.

2.12 Litigation. Other than as set forth on Schedule 2.12, there is no litigation, or judicial or administrative actions or proceedings pending or, to the knowledge of Sellers, threatened against or relating to any Seller, its properties or its Business, nor to the knowledge of Sellers is there any basis for any such action, or for any governmental investigation relative to Sellers, their properties or their Business, which, either individually or in the aggregate, would have a material adverse effect on the Business, or on the properties, prospects, or operations of the Business, or which might prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.13 Warranty or Other Claims. There are no existing or, to the knowledge of Sellers, threatened product liability, warranty or similar claims against Sellers, or, to the knowledge of Sellers, any facts upon which a material claim of such nature could be based.

2.14 Employee Benefit Plans.

(a) Sellers currently sponsor or contribute to the employee benefit plans listed in Schedule 2.14.

(b) Each Seller (i) has satisfied all respective contribution obligations in respect of each employee benefit plan, and (ii) is and has at all times been in compliance in all material respects with all applicable provisions of the federal Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each such plan. No employee benefit plan or trust created thereunder has at no time incurred any accumulated funding deficiency (as such term is defined in Section 302 of ERISA), whether or not waived.

(c) None of the Sellers nor any employee benefit plan thereof, or any trust created thereunder or any trustee or administrator thereof, has engaged in any prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any person to the penalty or tax on such transactions imposed by Section 502 of ERISA or 4975 of the Code. As used in this Section 2.14, the term "employee benefit plan" shall have the meaning specified in Section 3 of ERISA.

(d) Sellers shall treat the Closing as a qualifying event (as such term is defined in Section 603 of ERISA) with respect to any employees thereof not hired by Buyer. Buyer and Sellers agree that if Sellers terminate Sellers' group health plan within thirty-six (36) months after Closing, Buyer shall be responsible for COBRA coverage to all M&A qualified beneficiaries (as such term is defined in Proposed Treasury Regulation Section; 54.4980B-9).

2.15 [Reserved]

2.16 Disclosure. No representation or warranty by Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits a material fact necessary to make the statements contained therein not misleading. There are no facts known to Sellers which presently or may in the future have a material adverse effect on the Business, or on the properties, prospects, or operations of the Business.

2.17 Agreements with Employees. Except as set forth in Schedule 2.17, Sellers are not subject to any written or oral agreements with their employees which are not terminable at will by Sellers.

2.18 Survival of Representations and Warranties. The representations and warranties set forth in this Section 2 will survive the Closing Date for a period of eighteen (18) months, except for representations and warranties with respect to taxes, environmental matters, and employee benefits, which shall survive the Closing Date for a period of three (3) years.

2.19 No Broker. No agent, broker or other person acting pursuant to Sellers' authority shall be entitled to make any claim against Buyer for any commission or finder's fee in connection with this Agreement. Sellers have engaged McFarland, Dewey ; Co., LLC, as a broker in connection herewith, whose fee Sellers agree to pay in accordance with the existing agreement between Sellers and such broker.

2.20 [Reserved]

2.21 Powers of Attorney. Neither Sellers nor any stockholder have granted powers of attorney which are presently outstanding.

2.22 Permits. Schedule 2.22 lists all permits, registrations, licenses, franchises, certifications and other approvals required from federal, state or local authorities for Sellers to conduct the Business. Sellers have obtained all such approvals, which are valid and in full force and effect, and is operating in compliance therewith.

2.23 Environmental Matters.

(a) Except as set forth in Schedule 2.23, to the knowledge of Sellers,

(i) Sellers have never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below);

(ii) no Hazardous Material (as defined below) has ever been spilled, released, or disposed of at any site presently or formerly owned, operated, leased or used by Sellers, or has been located in the soil or groundwater at any such site;

(iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased or used by Sellers for treatment, storage or disposal at any other place;

(iv) Sellers do not presently own, operate, lease, or use, nor have they previously owned, operated, leased or used, any site on which underground storage tanks are or were located; and

(v) no lien has ever been imposed by any governmental agency on any property, facility, machinery or equipment owned, operated, leased or used by Sellers in connection with the presence of any Hazardous Material.

(b) Except as set forth in Schedule 2.23,

(i) To the knowledge of Sellers, Sellers are not liable under, nor have they committed any violations of, any Environmental Laws (as hereinafter defined) with respect to the Leased Real Property;

(ii) To the knowledge of Sellers, all property owned, operated, leased or used by Seller, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws;

(iii) Sellers have never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter, or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter, or the enforcement of any Environmental Law; and

(iv) Sellers have no knowledge or reason to know that any of the items enumerated in clause (iii) of this Subsection will be forthcoming.

(c) Except as set forth in Schedule 2.23 hereto, no site owned, operated, leased or used by Sellers contains any asbestos or asbestos-containing PCBs, or any urea formaldehyde foam insulation.

(d) Sellers have provided to Buyer copies of all documents, records and information available to Sellers concerning any environmental or health and safety matter relevant to Sellers, whether generated by Seller or others including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(e) For purposes of this Section 2.23,

(i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;

(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and

(iii) "Environmental Law" shall mean any federal, state or local environmental or health and safety-related law, regulation, rule, or ordinance.

2.24 Non-Competition/Non-Solicitation Agreements. Sellers have not entered into non-competition and/or non-solicitation agreements with any of their employees, including any employees who will be hired by the Buyer at the Closing.

2.25 Knowledge. For purposes of this Agreement, the phrase "to the knowledge of Sellers" or words of similar import shall mean to the actual knowledge of the following officers of Sellers: the President, Treasurer and director of each of WPI Instruments, WPI Magnetec and the Barbados Subsidiary.

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

3.1 Organization/Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full right, power and authority to enter into this Agreement, to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (collectively, "Buyer's Ancillary Documents"), and to carry out the terms and conditions hereof and thereof applicable to Buyer.

3.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and Buyer's Ancillary Documents have been duly authorized by all necessary action of Buyer and its members and managers, and no other actions on the part of Buyer or its members or managers, and no approvals or consents of any other persons, are required in connection herewith.

3.3 No Broker. No agent, broker or other person acting pursuant to Buyer's authority will be entitled to make any claim against Sellers for any commission or finder's fee in connection with this Agreement. Buyer has engaged the Axiom Capital Group, Inc. as a broker in connection herewith, whose fee the Buyer agrees to pay in accordance with the existing agreement between the Buyer and such broker.

3.4 Binding Obligation of Buyer. This Agreement and all of Buyer's Ancillary Documents constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject to laws of general application affecting creditor's rights. To the best of Buyer's knowledge, neither the execution and delivery of this Agreement, or Buyer's Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the Certificate of Formation or Operating Agreement of the Buyer; (ii) result in the breach of any material agreement or instrument to which the Buyer is a party which would give rise to a liability of or claim for damages against the Buyer; (iii) violate any judgment, order, injunction, decree, or award against or binding upon the Buyer; or (iv) constitute a violation of any existing applicable law or regulation of the State of Delaware or the federal securities laws.

3.5 Membership Interest. The membership interests of the Buyer are held as set forth on the certificate attached hereto as Schedule 3.4. The current managers and members of the Buyer are also set forth on Schedule 3.4. The Buyer's membership interests are authorized and issued, fully paid and nonassessable, and free and clear of all liens, claims, and encumbrances of every kind and nature.

3.6 Company Records. Certified copies of the Buyer's Certificate of Formation, Operating Agreement, and Action by Consent of Members authorizing this transaction have been delivered to Sellers and the Buyer's limited liability company documents have been made available to Sellers and Sellers have had an opportunity to review such documents.

3.7 Litigation. There is no litigation, or judicial or administrative actions, suits, proceedings, claims, or investigations pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its properties or assets which, either individually or in the aggregate, might have an adverse effect on the business, properties, assets, or condition of the Buyer or which might prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.8 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading.

3.9 Survival of Representations and Warranties. The representations and warranties set forth in this Section 3 will survive the date of this Agreement for a period of eighteen (18) months.

4. EMPLOYEES

4.1 Employment by Buyer. The parties contemplate that all persons currently employed by Sellers ("Employees") will, on or promptly after the Closing, be hired by Buyer in substantially the same positions and on substantially the same terms and conditions upon which they are currently employed by Sellers. The parties agree that in the event any Employee currently employed by the Barbados Subsidiary is not so hired by Buyer, or is offered a position of employment with Buyer on terms and conditions different from those under which he or she is currently employed by the Barbados Subsidiary, and such Employee as a result becomes entitled to a severance payment under the Barbados Severance Payment Act (CAP 355A of the Laws of Barbados), Buyer shall be solely responsible for such payment as and when due in accordance with such Act.

5. [Reserved]

6. CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to pay for the Acquired Assets is subject to the fulfillment or waiver prior to or at Closing (in Buyer's sole discretion) of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Sellers are true and complete in all respects, and Sellers have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Sellers at the Closing.

(b) [Reserved]

(c) Consents. Buyer has received all necessary consents by the parties to any Contracts to which Sellers are a party which are being assigned to Buyer as part of the Acquired Assets or from any third party (whose consent is, in the opinion of counsel for Buyer, required to effectuate such transfer) including consent to transfer the license to use the name "WPI Magnetec", in form and substance satisfactory to counsel for Buyer.

(d) Consent of Landlord. With respect to each Lease, Sellers have received any necessary consents in writing of the landlord to the assignment of the current Lease agreement between Sellers and the landlord to Buyer, as evidenced by an assignment of lease in a form satisfactory to Buyer, together with an estoppel certificate from each landlord, or Buyer has successfully renegotiated the current Lease with the landlord.

(e) Sellers have received the consents or releases of all lenders contemplated by this Agreement.

(f) [Reserved]

(g) Each Seller has changed its name effective on or prior to the Closing Date, thereby eliminating all references to the trade names sold to Buyer under this Agreement.

(h) Delivery of Closing Documents. Sellers have delivered or caused to be delivered to Buyer:

(1) Appropriate instruments, including bills of sale and assignments, in form and substance satisfactory to counsel for Buyer, transferring and conveying to Buyer, free and clear of any lien or encumbrance except for Permitted Encumbrances, good and marketable title to the Acquired Assets.

(2) All consents required to be obtained by Sellers pursuant to this Agreement.

(3) A certificate by an officer of each Seller as to (i) the truth, accuracy and completeness of such Seller's representations and warranties hereunder, and (ii) the full and complete performance by Sellers of their obligations hereunder.

(4) A certificate duly executed by the Secretary of each Seller as to the due adoption of resolutions of the stockholders and the Board of Directors of such Seller authorizing (i) the transactions contemplated of Sellers by this Agreement, and (ii) the officers of Sellers to do all acts and deeds necessary or appurtenant to the transactions contemplated of Sellers hereby.

(5) Certificates from the New Hampshire Secretary of State and the appropriate governmental agency in Barbados as to the legal existence and good standing of each Seller.

(6) Each Seller has ordered a certificate of tax good standing from the New Hampshire Department of Revenue Administration or the appropriate governmental agency in Barbados. In addition, each Seller has delivered a Treasurer's Certificate in a form satisfactory to Buyer.

(7) Such other documents relating to the transactions contemplated by this Agreement, including originals of all Contracts assigned to Buyer pursuant to this Agreement, as required in this Agreement or as Buyer may reasonably request, or as may be reasonably requested by Buyer=s senior and junior lenders.

6.2 [Reserved]

6.3 Conditions to the Obligation of Sellers. The obligation of Sellers to deliver the items set forth in Section 6.1 is subject to the fulfillment or waiver prior to or at Closing (in Sellers' sole discretion), of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer are true and complete in all respects, and Buyer has performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Delivery of Closing Documents. Buyer has delivered to Sellers:

(1) The amount of the Final Purchase Price as defined in Section;1.4, less the principal amount of the Note payable to the Sellers by FedWire in accordance with wiring instructions provided to Buyer.

(2) The Note, Security Agreement, Uniform Commercial Code Financing Statements and the Subordination Agreement.

(3) A certificate of the members of Buyer authorizing (i) the transactions contemplated of Buyer by this Agreement, and (ii) the managers of Buyer to do all acts and deeds necessary or appurtenant to the transactions contemplated of Buyer hereby.

(4) A certificate from the Delaware Secretary of State, dated within thirty (30) days of the date hereof, as to the legal existence and good standing of Buyer.

(5) A certificate by an officer or member of Buyer as to (i) the truth, accuracy and completeness of Buyer's representations and warranties hereunder, and (ii) the full and complete performance by Buyer of its obligations hereunder.

(6) An instrument or instruments duly executed by Carlo Carluccio terminating all of his agreements with Sellers and any affiliates thereof.

(7) Such other documents relating to the transactions contemplated by this Agreement as required in this Agreement or as Seller may reasonably request.

7. INDEMNIFICATION

7.1 Indemnification by Sellers. Sellers will jointly and severally indemnify, defend and hold harmless Buyer, its managers, members, employees, subsidiaries and affiliates, from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable attorneys fees) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense, or settlement of the foregoing pursuant to this Section 7.1) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

(a) misrepresentation, omission, breach of warranty, or nonfulfillment of any covenant on the part of Sellers under this Agreement or under any certificate or other instrument furnished to Buyer hereunder;

(b) liabilities, commitments, obligations, disputes, unlawful acts, practices or conduct of the Sellers which shall have arisen or which relate to the period on or prior to the Closing, other than the Permitted Encumbrances, and other than liabilities, obligations and expenses assumed by Buyer hereunder; and

(c) any liability of Sellers for their taxes, including without limitation any taxes owed to the government of Barbados.

7.2 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Sellers, their directors, officers, employees, agents, subsidiaries and affiliates, from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including without limitation reasonable attorneys' fees) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 7.2) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

(a) misrepresentation, omission, breach of warranty, or nonfulfillment of any covenant on the part of Buyer under this Agreement or under any certificate or other instrument furnished to Sellers hereunder;

(b) liabilities, commitments, obligations, disputes, unlawful acts, practices or conduct of the Buyer which shall have arisen or which relate to the period after the Closing;

(c) any failure by Buyer to perform and discharge any liabilities assumed by Buyer pursuant to this Agreement; and

(d) any liability of Buyer for its taxes.

7.3 Defense of Claims.

(a) Promptly after receipt of a written claim by any third party upon Buyer or Sellers (a "Claim") for which indemnity may be sought from the other party (the "Indemnifying Party") hereunder, the party so served (the "Indemnified Party") shall notify the Indemnifying Party of the receipt of such written claim. In such instance, the Indemnifying Party shall have the right, but not the obligation, to assume and control the settlement thereof prior to commencement of suit, or litigation, as the case may be, of the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party in writing of its decision to assume control of the settlement thereof prior to commencement of suit, or litigation, as the case may be, promptly but in no event later than fifteen (15) days after the Indemnified Party has given notice thereof to the Indemnifying Party.

(b) If the Indemnifying Party elects to assume the defense of the third party Claim in accordance with (a) above, neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the other party, such consent not to be unreasonably withheld. If the Indemnifying Party assumes the defense of the Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may in such manner participate in such defense. The Indemnified Party shall in any event cooperate in the defense of the Claim at the expense of the Indemnifying Party.

(c) If the Indemnifying Party elects not to assume the defense of the litigation in accordance with (a) above, the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Claim or action in any manner it reasonably deems appropriate after consultation with the Indemnifying Party. The Indemnifying Party in such instance shall reimburse the Indemnified Party for the costs of defending the Claim, including but not limited to reasonable attorneys' fees and expenses.

(d) If the Buyer is the Indemnified Party, the Claim amount (the "Claim Amount") and any costs incurred by the Buyer in defending the third party Claim shall first be satisfied by setoff against the Note. Following notification to the Sellers of any such Claim, Buyer shall hold the Claim Amount in abeyance pending resolution thereof by written agreement of the parties or a final judgment of a court of competent jurisdiction, during which time the accrual of interest and payments due and owing under the Note shall continue as if no Claim was filed. If the resolution results in a settlement or judgment against the Buyer, then the interest accruals and the monthly payments due under the Note shall be adjusted accordingly, and any resulting credits due the Buyer for over accrual of interest or excess payments of principal shall be taken dollar for dollar against the next monthly installments due under the Note.

7A. LIMITATION OF LIABILITY

Notwithstanding anything to the contrary in this Agreement, Sellers' maximum liability under this Agreement for indemnification, claims or causes of action ("Claims") asserted by Buyer, including but not limited to Claims for breaches of the representations and warranties of Sellers set forth herein, shall be limited in the aggregate to (i) an amount equal to the Final Purchase Price in total with respect to all Claims for breaches of the representations and warranties of Sellers arising under (A) Section 2.14 with respect to employee benefit plans, (B) Section 2.7(c) with respect to taxes, and (C) Section 2.23 with respect to environmental matters, and (ii) an amount equal to ten percent (10%) of the Final Purchase Price in total with respect to all other Claims; provided, however, that in no event shall Sellers be liable to Buyer for individual Claims of less than ten thousand dollars ($10,000); and provided further that in no event shall Sellers be liable to Buyer in any respect or in any amount until the value of all Claims equals or exceeds fifty thousand dollars ($50,000), in which event Sellers (subject to the minimum Claim requirement above) shall be liable only to the extent that any damages arising from such Claims exceed such amount.

8. NON-COMPETITION

In consideration for the execution of this Agreement, neither Sellers nor their Affiliates (including any member of the WPI Group of Companies) shall, prior to the fifth anniversary of the Closing Date, directly or indirectly engage in any activity which is the same as, similar to, or competitive with the Business. In addition, Sellers shall assign their rights in and to the Non-Competition Agreements with John Allard and Mike Allard to the Buyer at the Closing.

(a) For purposes of this Section 8, the phrase "directly or indirectly" shall include, but not be limited to, any of the following actions by Sellers or their affiliates, except to the extent that such actions are done for or on behalf of Buyer:

(i) carrying on or engaging in any such business or activity as a principal or on its own account, or solely or jointly with others as a director, officer, agent, employee, security holder, consultant, partner, trustee or beneficiary of a trust, or stockholder or limited partner; except that the Sellers may acquire as passive investors up to five percent (5%) of the capital stock of a company whose stock is traded on a national securities exchange or in over-the-counter markets; or

(ii) carrying on or engaging in negotiations with respect to the acquisition or disposition of any such business or activity in any capacity; or

(iii) lending credit or money for the purpose of establishing or operating any such business activity; or

(iv) giving advice to any other person, firm, association, corporation or other entity engaging in any such business or activity; or lending or allowing the skill, knowledge or experience of Sellers or their affiliates to be used in any such business or activity.

(b) For purposes of this Section 8, the term "affiliate" shall mean singly and collectively, any Person (meaning any individual, corporation, association, partnership, trust, limited liability company, unincorporated association, business or other legal entity) which, directly or indirectly, is in control of, is controlled by, or is under common control with either Seller, as well as the legal representative, successor or assignee of any such entity. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power to either (i) vote 10% of more of the securities having ordinary voting power for the election of directors of the Person controlled, or (ii) direct or cause the direction of the management and policies of the Person controlled, whether such power arises by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not include Sunrise Capital Partners, L.P., or any affiliate thereof other than WPI Group, Inc. and its subsidiaries.

(c) Sellers acknowledge that it shall cause Buyer serious and irreparable injury and cost if the Sellers were to violate the provisions of Subsection 8(a) and that money damages would not be a sufficient remedy for any such breach. Accordingly, in the event of a breach thereof by any Seller, and in addition to any other remedy provided herein or by law or in equity, Buyer shall be entitled to appropriate equitable relief, including injunctive relief and specific performance, in any court of competent jurisdiction. In addition, Buyer shall be entitled to its costs and reasonable attorneys' fees in connection with any successful enforcement of its rights hereunder.

(d) Sellers shall not at any time hereafter divulge, communicate or disclose to a third party, or otherwise use to the detriment of Buyer, or misuse in any way, directly or indirectly, any confidential information, trade secret, business secret (including, without limitation, any customer list, data records, financial information, personnel information or any other information constituting a trade or business secret) (collectively, the "Confidential Information") concerning the Business, the Acquired Assets or Buyer, except as required by law or to the extent such Confidential Information becomes publicly known other than by breach of this Agreement by Sellers.

9. [Reserved]

10. GENERAL

10.1 Bulk Sales Law. The parties hereby waive compliance with the requirements of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transactions contemplated hereby.

10.2 Notice to Clients. Buyer and Sellers shall jointly prepare a notice to customers to be mailed immediately following the Closing indicating a change of ownership and directing invoices for services rendered prior to the Closing to be sent as designated by Sellers in such notice.

10.3 [Reserved]

10.4 Representations. All statements contained in any certificate or other instrument delivered by or on behalf of a party hereto in connection with the transactions contemplated hereby shall be deemed representations and warranties of such party.

10.5 Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the parties hereto.

10.6 Governing Law. This Agreement is being delivered and is intended to be performed in the State of New Hampshire, and shall be construed and enforced in accordance with the substantive laws of that state without regard to its choice of law principles.

10.7 Notices. All notices and other communications hereunder shall be in writing, and shall be deemed duly given if made by hand delivery or by mail (certified, return receipt), or by overnight delivery, or by facsimile or electronic mail (e-mail) transmission, if delivered to a party at its address set forth below:

SELLERS: John W. Powers

WPI Group, Inc.

1155 Elm Street

Manchester, NH 03101

Facsimile: (603) 627-3150

E-mail address: jpowers@wpigroup.com

With a copy to counsel for Sellers:

William V. A. Zorn, Esq.

James T. Lombardi, Esq.

McLane, Graf, Raulerson and Middleton, PA

City Hall Plaza

900 Elm Street

P.O. Box 326

Manchester, NH 03105

Facsimile: (603) 625-5650

E-mail address: bill.zorn@mclane.com

BUYER: Carlo I. Carluccio

Jewell Instruments LLC

850 Perimeter Road

Manchester, NH 03103

Facsimile: (888) 522-7398

E-mail address: carluccio@wpiit.com

With a copy to counsel for Buyer:

Gary M. Markoff, Esq.

C. Forbes Sargent III, Esq.

Sherin and Lodgen LLP

100 Summer Street

28th Floor

Boston, MA 02110

Facsimile: (617) 646-2222

E-mail address: gmarkoff@sherin.com

or at such other address as a party shall have furnished to the other party in writing at least ten (10) days prior to the sending of such notice. Any such notice shall be deemed to have been received on the date of hand delivery, the date set forth in the U.S. Postal Service postage prepaid, return receipt requested, or the date of delivery shown on the records of Federal Express or other nationally recognized overnight delivery service, as applicable, or the date of delivery by facsimile or electronic mail transmission.

10.8 [Reserved]

10.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and merges all prior discussions and negotiations between them, including the Letter of Intent between the parties dated June 24, 2000. This Agreement may not be amended in any respect except by a written amendment expressly referring to this Agreement and executed by the parties to be bound thereby.

10.10 Multiple Counterparts. This Agreement shall be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each party shall receive one original counterpart.

10.11 Headings. The subject headings of the paragraphs and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.12 Press Releases. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party to this Agreement without the prior knowledge and written consent of all other parties hereto, except to the extent that such disclosure is required by law.

10.13 Disclosure. The parties acknowledge and agree that for purposes of this Agreement and all exhibits, schedules, and other attachments hereto (collectively, "Attachments"), any disclosure made by either party for any purpose hereof, whether made in the body of the Agreement or in any Attachment, shall be deemed a disclosure for any and all other purposes hereof.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as a sealed instrument on the day first above written.

SELLERS

WPI Instruments, Inc.

Witness: /s/James T. Lombardi

By: /s/ John W. Powers

Print Name: John W. Powers

Its: Treasurer

Duly Authorized

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss _________________, 2000

Then personally appeared the above named ______________________, _____________ of WPI Instruments, Inc., and acknowledged the foregoing instrument to be the free act and deed of WPI Instruments, Inc., before me

Notary Public:

My commission expires:

WPI Magnetec, Inc.

Witness: /s/James T. Lombardi

By: /s/ John W. Powers

Print Name: John W. Powers

Its: Treasurer

Duly Authorized

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss _________________, 2000

Then personally appeared the above named ______________________, _____________ of WPI Magnetec, Inc., and acknowledged the foregoing instrument to be the free act and deed of WPI Magnetec, Inc., before me

Notary Public:

My commission expires:

Crompton Modutec (Barbados) Limited

Witness: /s/James T. Lombardi

By: /s/ John W. Powers

Print Name: John W. Powers

Its: Treasurer

Duly Authorized

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss _________________, 2000

Then personally appeared the above named ______________________, _____________ of Crompton Modutec (Barbados) Limited, and acknowledged the foregoing instrument to be the free act and deed of Crompton Modutec (Barbados) Limited, before me

Notary Public:

My commission expires:

BUYER

Jewell Instruments, LLC

Witness: /s/James T. Lombardi

By: /s/ Carlo I. Carluccio

Print Name: Carlo I. Carluccio

Its: Manager

Duly Authorized

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss _________________, 2000

Then personally appeared the above named Carlo I. Carluccio of Jewell Instruments, LLC, and acknowledged the foregoing instrument to be the free act and deed of Jewell Instruments, LLC, before me

Notary Public:

My commission expires: